SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 10, 2012

SELECTICA, INC.
(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

2121 South El Camino Real
San Mateo, California 9440
(Address of Principal Executive Offices)

(650) 532-1500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Arrangements with the Chief Commercial Officer.

On December 10, 2012, the Company entered into an amended and restated severance agreement with Doug Bell, the Company’s Chief Commercial Officer, which amends and restates the prior terms of Mr. Bell’s severance agreement.  The new amended and restated severance agreement restates the prior terms of Mr. Bell’s severance agreement as previously in effect, except that the new agreement provides for (i) the triggering of any bonus payment at 100% of target metrics in the event of a qualifying termination event in connection with a change of control of the Company, (ii) the continuation of Mr. Bell’s base salary and health insurance coverage for six months if he is discharged for a reason other than cause or permanent disability at any time, (iii) the continuation of Mr. Bell’s base salary and health insurance coverage for twelve months if he is discharged for a reason other than cause or permanent disability or if he resigns for good reason, in either case within 12 months after the Company is subject to a change in control, and (iv) the immediate vesting in full of all equity awards, including options and other rights to purchase shares of stock, held by Mr. Bell at the time of a change in control. The description of the amended and restated severance agreement is qualified in its entirety by the full text of the Amended and Restated Severance Agreement filed herewith as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Amended and Restated Severance Agreement dated as of December 10, 2012 by and between the Company and Doug Bell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 10, 2012

SELECTICA, INC.

By:	/s/ Todd Spartz
Name:	Todd Spartz
Title:	Chief Financial Officer